Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Hooper Holmes, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-207944) on Form S-1, (No. 333-57769) on Form S-3 and (Nos. 333-196231, 333-176309, 333-159473, 333-150278, 333-147358, 333-72422 and 333-57771) on Form S-8 of Hooper Holmes, Inc. of our report dated March 30, 2016, with respect to the consolidated balance sheets of Hooper Holmes, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related consolidated financial statement schedule, which report appears in the December 31, 2015 annual report on Form 10-K of Hooper Holmes, Inc.

Our audit report on the consolidated financial statements of Hooper Holmes, Inc. and subsidiaries (the “Company”) dated March 30, 2016, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, negative cash flows from operations and other related liquidity concerns, which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and the financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

Our report also refers to the change in method of accounting for discontinued operations during the year ended December 31, 2014 due to the adoption of ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

 /s/ KPMG LLP

Kansas City, Missouri
March 30, 2016